As filed with the Securities and Exchange Commission on May 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIAN GROUP INC.

(Exact name of Registrant as specified in its charter)

Delaware	23-2691170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1500 Market Street Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)

Radian Group Inc. 2021 Equity Compensation Plan

(Full title of the plan)

Edward J. Hoffman

Senior Executive Vice President, General Counsel and Corporate Secretary

Radian Group Inc.

1500 Market Street

Philadelphia, Pennsylvania 19102

(Name and address of agent for service)

(215) 231-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	11,766,969(1)	$22.56(2)	$265,462,820.64(2)	$28,961.99(3)

(1)

Shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) reserved for issuance under the Radian Group Inc. 2021 Equity Compensation Plan (the “2021 Equity Plan”) consist of the sum of (a) 8,300,000 newly authorized shares and (b) 3,466,969 shares available for issuance under the Radian Group Inc. Equity Compensation Plan, as amended (the “2017 Equity Plan”) as of May 12, 2021. To the extent outstanding awards under the 2017 Equity Plan or the Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan (the “2008 Equity Plan”) are forfeited or lapse unexercised and which following the effective date of the 2021 Equity Plan are not issued under the 2017 Equity Plan or the 2008 Equity Plan, as applicable, the shares of Common Stock subject to such awards will be available for future issuance under the 2021 Equity Plan. This Registration Statement shall also cover any additional shares of Common Stock or other securities that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of shares of Common Stock on May 11, 2021, as reported on the New York Stock Exchange.

(3)	Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering price multiplied by .0001091.

EXPLANATORY NOTE UNDER GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Radian Group Inc., a Delaware corporation (the “Registrant”), to register 11,766,969 shares of its Common Stock, issuable to eligible non-employee directors, officers, employees, independent contractors, consultants and advisors of the Registrant and its subsidiaries under the 2021 Equity Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such document will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act (by incorporation by reference or otherwise). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required under Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC, are hereby incorporated by reference in this Registration Statement:

(a) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021;

(b) The information specifically incorporated by reference into Registrant’s Annual Report on Form 10-K from Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on April 9, 2021, as supplemented by the information contained in the Registrant’s Current Report on Form 8-K dated April 9, 2021 and filed on April 12, 2021;

(c) Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May  7, 2021;

(d) Registrant’s Current Report on Form 8-K dated April 9, 2021 and filed on April 12, 2021; and

(e) The description of the Registrant’s Common Stock contained in Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, and any and all amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed the by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such reports or other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Registrant will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Radian Group Inc.

1500 Market Street

Philadelphia, PA 19102

Attention: Investor Relations

Telephone: (215) 231-1000

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Registrant’s amended and restated certificate of incorporation provides that the personal liability of the Registrant’s directors is eliminated to the fullest extent permitted by the DGCL.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VII of the Registrant’s by-laws provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer or other authorized representative of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Notwithstanding the foregoing, the Registrant is not required to indemnify any person (i) for any action, suit, or proceeding initiated by such person, unless the action, suit or proceeding was authorized by the Registrant’s board of directors; (ii) for settlement amounts unless the Registrant consented to the settlement; (iii) for judicial awards if the Registrant did not have an opportunity to participate, at its own expense, in the defense of the action; or (iv) if the authorized representative has otherwise received payment for the amounts that would have been indemnifiable. Article VII also provides for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. Article VII further permits the Registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL. Section 145 also provides that the aforesaid power to indemnify directors and officers may not be impaired by an amendment to the provision after the occurrence of the act or omission that is the subject of an action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of the act or omission explicitly authorizes the impairment.

The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

The Registrant has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its directors and executive officers (each, an “Indemnitee”). Each Indemnification Agreement provides contractual indemnification, expense advancement, and other related rights to the Indemnitees in accordance with the laws of the state of Delaware. The Indemnification Agreements are primarily designed to codify existing protections under the Company’s articles of incorporation and by-laws and under Delaware law into individual contracts and to provide additional procedural protections for Indemnitees; they do not mandate indemnification of Registrant’s officials for acts that the Registrant was not previously required to indemnify.

Each Indemnification Agreement obligates the Registrant to indemnify the Indemnitee, to the fullest extent permitted by Delaware law, against all Indemnifiable Claims and Indemnifiable Losses (as those terms are defined in the Indemnification Agreement). Each Indemnification Agreement also provides the Indemnitee with certain rights to advancement of expenses relating to any Indemnifiable Claim paid or incurred, or reasonably likely to be paid or incurred, by the Indemnitee. Further, under each Indemnification Agreement, the Indemnitee is presumed to have satisfied the applicable standard of conduct under Delaware law required for indemnification, and the Registrant may overcome that presumption with clear and convincing evidence to the contrary.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Exhibit

4.1	Radian Group Inc. 2021 Equity Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (file no. 1-11356) filed on April 9, 2021 for the 2021 Annual Meeting of Stockholders).

4.2	Radian Group Inc. Equity Compensation Plan (Amended and Restated as of May 10, 2017 and May 13, 2020) (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (file no. 1-11356) for the quarter ended March 31, 2021).

4.3	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 11, 2004 and filed on May 12, 2004).

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 22, 2008 and filed on May 29, 2008).

4.5	Second Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 12, 2010 and filed on May 18, 2010).

4.6	Certificate of Amendment of Certificate of Incorporation of the Registrant effective as of May 15, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 14, 2013 and filed on May 20, 2013).

4.7	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant effective as of May 11, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated May 11, 2016 and filed on May 17, 2016).

4.8	Certificate of Change of Registered Agent and Registered Office of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated November 10, 2010 and filed on November 16, 2010).

4.9	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated October 9, 2009 and filed on October 13, 2009).

4.10	Certificate of Elimination of the Series A Junior Participating Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated March 19, 2019 and filed on March 19, 2019).

4.11	Second Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (file no. 1-11356) dated November 11, 2020 and filed on November 16, 2020).

4.12	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (file no. 1-11356) for the year ended December 31, 1999).

*5.1	Opinion of Drinker Biddle & Reath LLP.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Drinker Biddle & Reath LLP (included within Exhibit 5.1).

*24.1	Power of Attorney (included with signature page).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent No more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on May 12, 2021.

RADIAN GROUP INC.

By:	/s/ Richard G. Thornberry
Name: Richard G. Thornberry
Title: Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Each person in so signing also makes, constitutes and appoints Richard G. Thornberry and Edward J. Hoffman, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to do any and all acts and things in his or her name and on his or her behalf in his or her capacity as a director and/or officer and to execute any and all documents for him or her in such capacity, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with this registration statement, including, without limitation, the execution and filing with the Commission of any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard G. Thornberry Richard G. Thornberry	Chief Executive Officer (Principal Executive Officer) and Director	May 12, 2021

/s/ J. Franklin Hall	Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 12, 2021
J. Franklin Hall

/s/ Robert J. Quigley	Executive Vice President, Controller, Chief Accounting Officer (Principal Accounting Officer)	May 12, 2021
Robert J. Quigley

/s/ Herbert Wender	Non-Executive Chairman of the Board	May 12, 2021
Herbert Wender

/s/ Brad L. Conner	Director	May 12, 2021
Brad L. Conner

/s/ Howard B. Culang	Director	May 12, 2021
Howard B. Culang

/s/ Debra Hess	Director	May 12, 2021
Debra Hess

/s/ Lisa W. Hess	Director	May 12, 2021
Lisa W. Hess

/s/ Lisa Mumford	Director	May 12, 2021
Lisa Mumford

/s/ Gaetano Muzio	Director	May 12, 2021
Gaetano Muzio

/s/ Gregory V. Serio	Director	May 12, 2021
Gregory V. Serio

/s/ Noel J. Spiegel	Director	May 12, 2021
Noel J. Spiegel